Exhibit 16.1

May 2, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Form 8-K dated May 2, 2023 of Ecomax, Inc. and are in agreement with the statements contained therein as it pertains to our firm. We have no bias to agree or disagree with any other statements of the Registrant contained in Form 8-K.

Very truly yours,

/s/ M&K CPAS, PLLC